Press Contacts:

Josh Passman

(212) 279-3115 x203

Flagship Global Health to Explore Strategic Alternatives

NEW YORK, May 2, 2008 -- Flagship Global Health, Inc. (NASDAQ BB: FGHH) announced today that its Board of Directors has authorized the Company’s management to begin a process to explore strategic alternatives, including but not limited to the raising of capital through the sale of equity or debt securities, and the combination, sale or merger of the Company with another entity.

In making the announcement, Flagship stated that there can be no assurance that the exploration of strategic alternatives will result in a transaction. The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

The Company also announced today that it has not paid the principal of two promissory notes, aggregating $650,000, due on April 23 and April 30 respectively (the “Promissory Notes”). The Promissory Notes were issued to two investors, one of whom is the former Chairman and Chief Executive Officer of the Company. The Company stated that payment of the Promissory Notes is being deferred in order to preserve cash for its operations. The maturity of a third promissory note in the principal amount of $400,000 and originally due on May 2, 2008 has been extended by consent of the holder to November 2, 2008. At April 30, 2008 Flagship had working capital of approximately $700,000, compared to working capital of approximately $3,807,000 at December 31, 2007. Flagship is continuing its previously reported efforts to repatriate approximately $1,500,000 of its funds on deposit in China. There is no assurance that Flagship will be able to effect the repatriation on a timely basis in terms of meeting its current cash needs to fund operations. Should Flagship not be able to fund its working capital needs through a financing or increase in sales, it may have to cease operations or seek protection under the federal bankruptcy laws.

This press release and the aforementioned conference call contain forward-looking statements concerning Flagship Global Health, Inc. The actual results may differ materially depending on a number of factors that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. All forward- looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company’s reports filed with the Securities and Exchange Commission. Flagship Global Health, Inc. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

About Flagship Global Health

Flagship Global Health is an international health assurance organization that provides health management and emergency support resources typically not available through conventional medical insurance. The company provides access to specialized resources that help members achieve the best possible outcome in any medical situation.

###